SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                              (Amendment No. 6)*


                             Plexus Corporation
                              (Name of Issuer)


                        Common Stock, Par Value $0.01
                        (Title of Class of Securities)


                                 729132-10-0
                               (CUSIP Number)



     Check the following box if a fee is being paid with this statement     .
                                                                        ----
     (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                     (Continued on the following pages)











CUSIP No. 729132-10-0               13-G
-------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Associated Banc-Corp
      Associated Bank, National Association
-------------------------------------------------------------------------------
2     Check the Appropriate Box if a Member of a Group*    (a)
                                                              -----
                                                           (b)  X
                                                              -----
-------------------------------------------------------------------------------
3     SEC Use Only
-------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Associated Banc-Corp - Wisconsin Corporation
      Associated Bank, National Association - Federally Chartered Bank
-------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

5     Sole Voting Power

      Associated Banc-Corp -                                               None
      Associated Bank, National Association -                           259,671
-------------------------------------------------------------------------------
6     Shared Voting Power

      Associated Banc-Corp -                                               None
      Associated Bank, National Association -                              None
-------------------------------------------------------------------------------
7     Sole Dispositive Power

      Associated Banc-Corp -                                               None
      Associated Bank, National Association -                           259,671
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
















CUSIP No. 729132-10-0               13-G
-------------------------------------------------------------------------------
8     Shared Dispositive Power

      Associated Banc-Corp -                                               None
      Associated Bank, National Association -                              None
-------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      Associated Banc-Corp -                                            259,671
      Associated Bank, National Association -                           259,671
-------------------------------------------------------------------------------
10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
-------------------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row 9

      Associated Banc-Corp -                                              3.97%
      Associated Bank, National Association -                             3.97%
-------------------------------------------------------------------------------
12    Type of Reporting Person*

      Associated Banc-Corp -                                                 HC
      Associated Bank, National Association -                                BK
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





























CUSIP No. 729132-10-0               13-G
-------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Associated Banc-Corp
-------------------------------------------------------------------------------
2     Check the Appropriate Box if a Member of a Group*    (a)
                                                              -----
                                                           (b)  X
                                                              -----
-------------------------------------------------------------------------------
3     SEC Use Only
-------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Associated Banc-Corp - Wisconsin Corporation
-------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

5     Sole Voting Power                                                    None
-------------------------------------------------------------------------------
6     Shared Voting Power                                                  None
-------------------------------------------------------------------------------
7     Sole Dispositive Power                                               None
-------------------------------------------------------------------------------
8     Shared Dispositive Power                                             None
-------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      Associated Banc-Corp -                                            259,671
-------------------------------------------------------------------------------
10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
-------------------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row 9

      Associated Banc-Corp -                                              3.97%
-------------------------------------------------------------------------------
12    Type of Reporting Person*

      Associated Banc-Corp -                                                 HC
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!











CUSIP No. 729132-10-0               13-G
-------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Associated Bank, National Association
-------------------------------------------------------------------------------
2     Check the Appropriate Box if a Member of a Group*    (a)
                                                              -----
                                                           (b)  X
                                                              -----
-------------------------------------------------------------------------------
3     SEC Use Only
-------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Associated Bank, National Association - Federally Chartered
-------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

5     Sole Voting Power                                                 259,671
-------------------------------------------------------------------------------
6     Shared Voting Power                                                  None
-------------------------------------------------------------------------------
7     Sole Dispositive Power                                            259,671
-------------------------------------------------------------------------------
8     Shared Dispositive Power                                             None
-------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      Associated Bank, National Association -                           259,671
-------------------------------------------------------------------------------
10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
-------------------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row 9

      Associated Bank, National Association -                             3.97%
-------------------------------------------------------------------------------
12    Type of Reporting Person*

      Associated Bank, National Association -                                BK
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!











                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

Check the following box if a fee is being paid with this statement
                                                                  -----
Item 1(a) Name of Issuer:                     Plexus Corporation

Item 1(b) Address of Issuer's Principal       35 Jewelers Park Drive
          Executive Offices:                  P. O. Box 156
                                              Neenah, WI  54957-0156

Item 2(a) Name of Person(s) Filing:           Associated Banc-Corp
                                              Associated Bank, National
                                                Association

Item 2(b) Address of Principal Business       112 N. Adams Street
          Office:                             P. O. Box 13307
                                              Green Bay, WI  54307-3307

Item 2(c) Citizenship:                        Associated Banc-Corp -
                                                Wisconsin Corporation
                                              Associated Bank, National
                                                Association - Federally
                                                Chartered Bank

Item 2(d) Title of Class of Securities:       Common Stock, Par Value $0.01

Item 2(e) CUSIP Number:                       729132-10-0

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

          (a)(  )  Broker or dealer registered under Section 15 of the Act
          (b)(x )  Bank as defined in Section 3(a)(6) of the Act
          (c)(  )  Insurance company as defined in Section 3(a)(19) of the Act
          (d)( ) Investment company registered under Section 8 of the Investment Company Act
          (e)( ) Investment adviser registered under Section 203 of the Investment Advisers Act of 1940
          (f)( ) Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Sec. 240.13d-1(b)(1)(ii)(F)
          (g)(x ) Parent holding company, in accordance with Sec. 240.13d-1(b)(ii)(G) (Note: See Item 7)
          (h)(x )   Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)






Item 4    Ownership

          (a)  Amount Beneficially Owned:

               1.  Associated Bank, National Association                259,671
                                                                        -------
               2.  Associated Banc-Corp                                 259,671

          (b)  Percent of Class:

               1.  Associated Bank, National Association                  3.97%
                                                                           ---
               2.  Associated Banc-Corp                                   3.97%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

                    1.  Associated Bank, National Association          259,671
                                                                       -------
                    2.  Associated Banc-Corp                              None

              (ii)  shared power to vote or to direct the vote:

                    1.  Associated Bank, National Association              None
                                                                           ----
                    2.  Associated Banc-Corp                               None

             (iii)  sole power to dispose or to direct the disposition of:

                    1.  Associated Bank, National Association           259,671
                                                                        -------
                    2.  Associated Banc-Corp                               None

              (iv)  shared power to dispose or to direct the disposition of:

                    1.  Associated Bank, National Association              None
                                                                           ----
                    2.  Associated Banc-Corp                               None

Item 5    Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X.
                    ---

Item 6    Ownership of More than Five Percent on Behalf of Another Person

          Certain of the trusts administered by the constituent organizations share authority to make certain decisions, including those dealing with receipt of dividend or direction of receipt of dividends and receipt of or direction of receipt of sale proceeds.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          The parent holding company owns all the shares of a number of constituent corporations including:

           (i)  Associated Bank, National Association

          All of these institutions are banking institutions and are subject to the supervision of the Comptroller of the Currency.

Item 8    Identification and Classification of Members of the Group

          Schedule 13G is being filed by a group comprised of Associated Banc-Corp and Associated Bank, National Association.

          Associated Banc-Corp is a parent holding company of banking institutions and Associated Bank, National Association is a banking institution.

          By signing Schedule 13G to which this is an exhibit, all institutions agree to file as a group and pursuant to Rule 13d-1(f)(1) as well; although they may not in fact constitute a group pursuant to Section 13d(3) of the Securities Exchange Act.

Item 9    Notice of Dissolution of Group

          Not applicable.

Item 10   Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.




















Item 11   Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    February 12, 1997


ASSOCIATED BANK,                        ASSOCIATED BANC-CORP:
NATIONAL ASSOCIATION:

By: /s/ Michael B. Mahlik               By: /s/ Brian R. Bodager
   ---------------------------------        -----------------------------------
        Michael B. Mahlik                       Brian R. Bodager
        Executive Vice President-Trust          General Counsel and
                                                Corporate Secretary


          The submission of this Schedule 13G shall not be deemed an admission that the person(s) filing this form are the beneficial owners of the securities reported on herein or are required to so report pursuant to Section 13(d) of the Securities Exchange Act of 1934 as amended.